Exhibit 10.31

DIRECT REPORTS AGREEMENT

This Agreement (this “Agreement”), effective as of December 15, 2003, is between Fargo Electronics, Inc., a Delaware corporation located at 6533 Flying Cloud Drive, Eden Prairie, Minnesota 55344 (“Fargo”) and                            , an individual residing at                                                                                                  (the ”Executive”).

A.                                   The Executive is currently employed as Fargo’s                                                                    .

B.                                     The Board considers that the Executive’s services are of significant value to the Company and its shareholders.   Therefore, the Fargo and the Board believe that the establishment and maintenance of a program that provides the Executive with security if a Change of Control of Fargo occurs is in the best interests of the Company and its shareholders.

C.                                     This Agreement, which has been approved by the Board, sets forth the benefits that the Fargo agrees will be provided to the Executive in the event the Executive’s employment with Fargo or its Successor is terminated in connection with a Change in Control under the circumstances described below.

Accordingly, the Company and Executive each intending to be legally bound, agree as follows:

1.                                       Definitions

For purposes of the Agreement, the following terms will have the meaning set forth below unless the context clearly requires otherwise.  Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

A.                                   “Base Pay” means the Executive’s annual base salary from Fargo or any Successor at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater.  Base Pay includes only the gross cash salary excluding incentive compensation.

B.                                     “Board” means the board of directors of Fargo or any Successor duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

C.                                     “Cause” means:

(i)                                     the Executive’s gross misconduct that is materially and demonstrably injurious to Fargo or any Successor;

(ii)                                  the Executive’s willful and continued failure to perform substantially the Executive’s duties with Fargo or any Successor (unless the Executive cannot perform these duties due to bodily injury or physical or mental illness or if the Change in Control has so changed the Executive’s responsibilities that the change constitutes a Good Reason for termination.  If Fargo or any Successor determines that the Executive has not performed his or her duties under the terms of this clause after a Change of Control occurs, Fargo or any Successor will specifically identify these areas and provide the Executive a reasonable period of time to take corrective actions; or

(iii)                               the Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to Fargo or any Successor or which impairs the Executive’s ability to perform substantially the Executive’s duties for the Company.

For the purpose of this clause, a “gross or willful” action will mean an act that is done by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of Fargo or any Successor.  Any action based on a resolution of the Board of Directors or a committee thereof will be conclusively presumed to be done in good faith. If the Executive has other duties not related to Fargo (such as charitable or service on other Boards) prior to the Change of Control, continuation of those actions is conclusively presumed to be done in good faith. If there is a dispute regarding the termination of the Executive for cause, such dispute shall be subject to the dispute resolution as described in Section 5(g) of this Agreement.

D.                                    “Change in Control” means the occurrence of any of the following on or after April 30, 2001:

(i)                                     the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of Fargo or any Successor, in one transaction or in a series of related transactions, to any Successor;

(ii)                                  the approval by the stockholders of Fargo or any Successor of any plan or proposal for the liquidation or dissolution of Fargo or any Successor;

(iii)                               any entity, other than a “bona fide underwriter,” becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 20 percent or more, but not more than 50 percent, of the combined voting power of Fargo’s or any Successor’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the “continuity directors” or (ii) more than 50 percent of the combined voting power of Fargo’s or any Successor’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(iv)                              a merger or consolidation to which Fargo or any Successor is a party if the stockholders of Fargo or any Successor immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of Fargo or any Successor at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (i) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (ii) less than 50 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors); or

(v)                                 the continuity directors cease for any reason to constitute at least a majority of the Board.

A “continuity director” means any individual who is a member of the Board on the date of the Agreement, and any individual who subsequently becomes a member of the Board whose election or nomination for election by Fargo’s or any Successor’s stockholders was approved by a vote of at least a majority of the directors who are continuity directors (either by a specific vote or by approval of the proxy statement of Fargo or any Successor in which such individual is named as a nominee for director without objection to such nomination). A “bona fide underwriter” means an entity engaged in business as an underwriter of securities that acquires securities of Fargo or any Successor through such entity’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

E.                                      “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

F.                                      “Date of Termination” means the last day of regular paid employment.

G.                                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

H.                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

I.                                         “Good Reason” means:

(i)                                     a change in the Executive’s title(s), status, position(s), authority, duties or responsibilities as an executive of Fargo or any Successor as in effect immediately prior to the Change in Control which, in the Executive’s reasonable judgment, is material and adverse.  However, if the changes are those that are consistent with working for a subsidiary of another company or if the change in duties is directly attributable to the fact that Fargo or any Successor is no longer publicly owned, then these will not be material and adverse.  Provided, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by the Executive;

(ii)                                  a reduction by Fargo or any Successor in the Executive’s Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect immediately prior to the Change in Control or as thereafter increased; provided, however, that Good Reason does not include such a reduction that applies to all employees of Fargo or any Successor and is not more than 20% of the Executive’s Base Pay;

(iii)                               the failure by Fargo or any Successor to provide to the Executive (and/or the Executive’s family and dependents) substantially similar benefits to those the Successor provides to its employees;

(iv)                              Fargo or any Successor’s requiring the Executive to be based in a different metropolitan area (other than the Minneapolis or St. Paul metropolitan area)  from where the Executive’s office is located immediately prior to the Change in Control, except for required travel on Fargo’s or any Successor’s business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of Fargo during the 90-day period immediately preceding the Change in Control (without regard to travel related to or in anticipation of the Change in Control);

(v)                                 the failure by Fargo to obtain from any Successor the assent to this Agreement contemplated by Section 5(a) of the Agreement;

(vi                                  any purported termination by Fargo or any Successor of the Executive’s employment that is not properly effected pursuant to a Notice of Termination and pursuant to any other requirements of this Agreement, and, for purposes of this Agreement, no such purported termination will be effective; or

The Executive’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason.  The Executive’s termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of the Agreement notwithstanding that the Executive may also thereby be deemed to have retired under any applicable benefit plan, policy or practice of Fargo or any Successor.

J.                                        “Notice of Termination” means a written notice given on or after the date of a Change in Control unless the Executive’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any entity related to the Change in Control in which case the written notice may be given before the date of the Change in Control which indicates the specific termination provision in the Agreement pursuant to which the notice is given

K.                                    “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Executive and Fargo, other than this Agreement.

L.                                      “Fargo” means Fargo Electronics, Inc. and includes any successor to Fargo Electronics, Inc.

M .                              “Successor” means any individual, corporation partnership, group, association or other person,” as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Fargo, any affiliate or any benefit plan(s) sponsored by the Fargo that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the parent corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the parent corporation’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.  Successor shall also mean the entity that exists after the Change in Control occurs, regardless of what form such entity shall take.

2.                                       Term of Agreement.  This Agreement is effective immediately and will have an initial term ending on December 31, 2004.  After this initial term, this Agreement will automatically continue for consecutive one-year terms (“Renewal Periods”) however, each such extension must be approved by the Company’s Board of Directors.  The Company or the Executive can choose to terminate this Agreement by giving notice 90 (ninety) calendar days prior to the automatic renewal that the Agreement will not be extended.

Notwithstanding anything to the contrary, if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect for a period of 12 months following the month during which the Change in Control occurs.

3.                                       Benefits upon a Change in Control Termination.  The Executive will become entitled to the benefits described in this Section 2 if and only if (i) Fargo or any Successor terminates the Executive’s employment for any reason other than the Executive’s death or Cause, or the Executive terminates the Executive’s employment with the Successor for Good Reason, and (ii) the termination is within 12 months after the date of the Change in Control (or before the Change in Control if at the request of or required by the Successor related to the change in control.

(a)                                  Cash Payment.  Not more than 30 days following the Date of Termination, or, if later, not more than 30 days following the date of the Change in Control, the Company or the Successor will make a lump-sum cash payment to the Executive in an amount equal to the sum of 100% of the Executive’s Base Pay.

(b)                                 Stock Options.   100% of the Executive’s unvested options under the 1998 Stock Option Plan will vest fully.

(c)                                  Other Stock Options.  If other stock options under any plans after the 1998 Stock Option Plan are issued, these stock options will be treated as if the stock options had vested at 100% in connection with the Change in Control.  Any difference between the value of such stock options that actually vested in connection with the Change in Control and 100% vesting shall be calculated and Fargo or the Successor will pay such amount not more than 30 days following the Date of Termination.

 4.                                    Indemnification.  Following a Change in Control, Fargo or any Successor will indemnify and advance expenses to the Executive for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive’s counsel) incurred in connection with all matters, events and transactions relating to the Executive’s service to or status with Fargo’s or any Successor’s employee benefit plan or other service.  Fargo or any Successor must do so to the extent that would have been required under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

5.                                       Miscellaneous.

(a)                                  Successors.  Fargo must have any Successor, by agreement in form and substance satisfactory to the Executive, assent to the fulfillment by the Company of the Company’s obligations under this Agreement.  Failure by any Successor to enter into such agreement will constitute Good Reason for termination by the Executive of the Executive’s employment.

(b)                                 Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, the Executive, or in the event of death or incapacity of the Executive, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)                                  No Mitigation.  The Executive will not be required to mitigate the amount of any benefits the Successor becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise.

(d)                                 No Setoff.  The Successor has no right to setoff benefits owed to the Executive under this Agreement against amounts owed (or claimed to be owed) by the Executive to Fargo or the Successor under this Agreement or otherwise.

(e)                                  Taxes.  All benefits to be provided to the Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  The Successor’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Executive.

(f)                                    Notices.  For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested to the address of either party on the first page of this Agreement or to any other address of which one party notifies the other.

(g)                                 Disputes.  The parties agree that any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The arbiter’s decision will be binding on both parties. The Successor will pay all fees and costs of the arbitration including legal fees.

(h)                                 Related Agreements and Other Arrangements.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof other than the options outstanding under the stock option plan, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.  If there are any other Agreements or provisions in other Agreements to the contrary, this Agreement shall apply and take precedence.

(i)                                     No Employment or Service Contract.  Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of Fargo or the Successor for any period of specific duration or interfere with or otherwise restrict in any way the Executive’s rights or the rights of Fargo or the Successor.

(j)                                     Payment; Assignment.  Benefits payable under this Agreement will be paid only from the general assets of the Successor and the Executive will be a general unsecured creditor.

(k)                                  Late Payments.  Benefits not paid under this Agreement when due will accrue interest at the rate of 18% per year, or the maximum rate permitted under applicable law.

(l)                                     Survival.  The respective obligations and benefits of this Agreement shall survive termination until the obligations are satisfied.

(m)                               Amendments; Waivers.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Chief Operating Officer of Fargo.  No waiver of any breach of this Agreement, or of compliance with any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(n)                                 Governing Law.  This Agreement and the legal relations among the parties as to all matters shall be governed by the laws of the State of Minnesota (without regard to the conflict of laws principles of any jurisdiction).

(o)                                 Further Assurances.  The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds, and to execute and deliver, or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

(p)                                 Interpretation.  The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(q)                                 Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

Fargo and the Executive have executed this Agreement as of the date first above written.

FARGO ELECTRONICS, INC.

By:

Agreed to as of this 15th day of December, 2003

[Name of Executive]